Exhibit 99.1

Vantage Drilling International Announces Agreement for Tungsten Explorer

HOUSTON, TX—(MARKET WIRE)—February 19, 2016 — Vantage Drilling International (“Vantage” or the “Company”) announced today that it had signed an agreement for a two-year extension of the Tungsten Explorer contract. The contract is now anticipated to keep the Tungsten Explorer working until October 2018.

Paul Bragg, President and Chief Executive Officer, commented, “We are pleased to announce this agreement with our customer. This agreement will provide visibility to cash flow for an extended period of time.”

Vantage is an offshore drilling contractor with an owned fleet of three ultra-deepwater drillships—the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer—as well as four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling International

(281) 404-4700